Exhibit 10.1
Summary of Engagement Arrangement with Charles Dargan
     On January 8, 2007 the Company engaged Charles K. Dargan, II to serve as its Chief Financial Officer for a term of one year, subject to earlier termination on 30 days’ notice after the first three months. During the term, Mr. Dargan will receive a fee of $4,000 per month, which amount will be increased to $8,000 or more in months during which the Company files its periodic reports with the Securities and Exchange Commission. Mr. Dargan will be eligible to receive grants of stock options under the Company’s Stock Option Plan on terms and conditions to be agreed upon between the Company and Mr. Dargan. Mr. Dargan will be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer.